                                                      Pursuant to Rule 424(b)(3)
                                                       Registration No.333-51241

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 13, 1998)
                        5,000,000 PREFERRED SECURITIES
                    POTOMAC ELECTRIC POWER COMPANY TRUST I
          7 3/8% TRUST ORIGINATED PREFERRED SECURITIES/SM/ ("TOPRS/SM/")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                        POTOMAC ELECTRIC POWER COMPANY

                             ---------------------

  The 7 3/8% Trust Originated Preferred SecuritiesSM (the "TOPrSSM" or the "Preferred Securities") offered hereby constitute preferred securities of, and represent undivided preferred beneficial interests in the assets of, Potomac Electric Power Company Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Potomac Electric Power Company, a District of Columbia and Virginia corporation ("PEPCO" or the "Company"), will own all of the common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"). The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of 7 3/8% Junior Subordinated Deferrable Interest Debentures due 2038 (the "Junior Subordinated Debentures") of PEPCO. The
Junior Subordinated Debentures will mature on June 1, 2038 (the "Stated Maturity").
                                                       (continued on next page)

                             ---------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  Application will be made to list the Preferred Securities on the New York Stock Exchange (the "NYSE"). Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                             ---------------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY
    IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                 UNDERWRITING   PROCEEDS TO THE
                             PRICE TO PUBLIC(1) COMPENSATION(2)   TRUST(3)(4)
-------------------------------------------------------------------------------
Per Preferred Security.....        $25.00             (3)           $25.00
-------------------------------------------------------------------------------
Total......................     $125,000,000          (3)        $125,000,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued distributions, if any, from May 19, 1998.
(2) The Trust and PEPCO have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities
    Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Junior Subordinated Debentures, PEPCO has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds $ .7875 per Preferred Security ($3,937,500 in the aggregate). See "Underwriting."
(4) Before deducting expenses of the offering which are payable by PEPCO estimated at $350,000.

                             ---------------------

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities, which will be made only in book-entry form through the facilities of The Depository Trust Company, will occur on or about May 19, 1998.

                             ---------------------
MERRILL LYNCH & CO.
               A.G. EDWARDS & SONS, INC.
                              PAINEWEBBER INCORPORATED
                                             PRUDENTIAL SECURITIES INCORPORATED
                                                           SALOMON SMITH BARNEY

                             ---------------------
            The date of this Prospectus Supplement is May 14, 1998.

  /SM/"Trust Originated Preferred Securities" and "TOPrS" are service marks of
                              Merrill Lynch & Co.

(Continued from previous page)

  The Junior Subordinated Debentures will be unsecured obligations of PEPCO and will be subordinate and junior in right of payment to certain other indebtedness of PEPCO, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to distributions and payments upon redemption, liquidation and otherwise.

  The Preferred Securities will be represented by one or more Global Certificates (as defined herein) registered in the name of the nominee of The Depository Trust Company ("DTC"), and interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as otherwise described herein, Preferred Securities in certificated form will not be issued. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company."

  Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 7 3/8% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 1998. The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities are guaranteed by PEPCO to the extent described herein and under "Description of the Preferred Securities Guarantee" in the accompanying Prospectus (the "Guarantee"). The Guarantee covers payments of distributions and other payments on the Preferred Securities only if and to the extent that the Trust has funds available therefor, which will not be the case unless PEPCO has made a payment of principal or interest on the Junior Subordinated Debentures held by the Trust as its sole asset. The Guarantee, when taken together with PEPCO's obligations under the Junior Subordinated Debentures and the Indenture (as defined herein) and its obligations under the Declaration, including its obligation to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee on a subordinated basis of amounts payable on the Preferred Securities. See "Risk Factors--Rights Under the Guarantee" herein. The obligations of PEPCO under the Guarantee are subordinate and junior in right of payment to all other liabilities of PEPCO (except those made pari passu or subordinate by their terms) and rank pari passu with the most senior preferred or preference stock, if any, issued from time to time by PEPCO. The obligations of PEPCO under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness and Other Financial Obligations (each as defined herein) of PEPCO, which aggregated approximately $2.3 billion at March 31, 1998 and rank pari passu with PEPCO's obligations to its other general unsecured creditors. The Junior Subordinated Debentures purchased by the Trust may be subsequently distributed pro rata to holders of the Preferred Securities and Common Securities in connection with the liquidation of the Trust.

  The distribution rate and the distribution payment date and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment date and other payment dates on the Junior Subordinated Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Junior Subordinated Debentures, no amounts will be paid on the Preferred Securities. If PEPCO does not make principal or interest payments and other payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make distributions and other payments on the Preferred Securities. In such event, the Guarantee will not apply to such distributions and other payments until the Trust has sufficient funds available therefor.

  So long as PEPCO shall not be in default in the payment of interest on the Junior Subordinated Debentures, PEPCO has the right to defer payments of interest on the Junior Subordinated Debentures by extending from time to time the interest payment period on the Junior Subordinated Debentures for up to 20 consecutive quarters (each, an "Extension Period"), provided that an Extension Period may not extend beyond the Stated Maturity of the Junior Subordinated Debentures. If interest payments are so deferred, distributions on the Preferred Securities correspondingly will be deferred. During such Extension Period, interest on the Junior Subordinated Debentures will continue to accrue, together with interest thereon (to the extent permitted by applicable law) at an annual rate of 7 3/8% per annum, compounded quarterly, and holders of Preferred Securities will be required to include such accrued amounts in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest. See "United States Federal Income Taxation--Interest Income and Original Issue Discount." There can be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "Risk Factors--Option to Extend Interest Payment Period."

  The Trust Securities will be subject to mandatory redemption (i) in whole but not in part, on repayment of the Junior Subordinated Debentures at Stated Maturity, (ii) in whole or in part, on or after June 1, 2003, contemporaneously with the optional prepayment by PEPCO of an equivalent amount of the Junior Subordinated Debentures and (iii) in whole but not in part, at any time prior to June 1, 2003, contemporaneously with the optional prepayment of the Junior Subordinated Debentures within 90 days after the occurrence of a Tax Event (as defined herein), in each case at a redemption price of $25 per Trust Security, plus accrued and unpaid distributions thereon to the date of payment. The Junior Subordinated Debentures will be prepayable prior to the Stated Maturity at the option of PEPCO (i) in whole or in part, from time to time, on or after June 1, 2003, or (ii) in whole but not in part, at any time prior to June 1, 2003, within 90 days after the occurrence of a Tax Event, in either case at a prepayment price equal to 100% of the principal amount thereof (the "Prepayment Price"), plus accrued and unpaid interest thereon to the date of prepayment. See "Description of the Junior Subordinated Debentures--Optional Prepayment."

  PEPCO will have the right at any time to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. PEPCO has no present intention to take such action. If the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities, PEPCO will use its best efforts to have the Junior Subordinated Debentures listed on the NYSE or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities-- Distribution of the Junior Subordinated Debentures" and "Description of the Junior Subordinated Debentures."

  In the event of the involuntary or voluntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25, plus accrued and unpaid distributions thereon to the date of payment, unless, in connection therewith, the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING TRANSACTIONS, THE PURCHASE OF PREFERRED SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  The information contained in this Prospectus Supplement supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Securities and Exchange Commission (the "Commission") by PEPCO are incorporated by reference in this Prospectus
Supplement:

  (a)Annual Report on Form 10-K for the year ended December 31, 1997.
  (b)Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

  All documents filed with the Commission by PEPCO pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Preferred Securities shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus Supplement or in accompanying Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and accompanying Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or accompanying Prospectus.

  The Company hereby undertakes to furnish, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus Supplement has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus Supplement other than exhibits to such documents. Requests for such documents should be directed to Ellen Sheriff Rogers, Associate General Counsel, Secretary and Assistant Treasurer, Potomac Electric Power Company, 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, (202) 872-3526.

                                 RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND JUNIOR SUBORDINATED DEBENTURES

  PEPCO's obligations under the Guarantee are unsecured and rank subordinate and junior in right of payment to all other liabilities of PEPCO (except those made pari passu or subordinate by their terms) and rank pari passu with the most senior preferred or preference stock, if any, issued from time to time by PEPCO. The obligations of PEPCO under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness and Other Financial Obligations of PEPCO and rank pari passu with PEPCO's obligations to its other general unsecured creditors. No payment may be made of the principal or interest on the Junior Subordinated Debentures, or in respect of any redemption, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, or (ii) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Junior Subordinated Debentures or any redemption, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures, permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof. As of March 31, 1998 Senior Indebtedness and Other Financial Obligations of PEPCO aggregated approximately $2.3 billion. There are no terms in the Preferred Securities, the Junior Subordinated Debentures or the Guarantee that limit PEPCO's ability to incur additional indebtedness, including indebtedness which ranks senior to the Junior Subordinated Debentures and the Guarantee. See "Description of the Preferred Securities Guarantee--Status of the Preferred Securities Guarantee" and "Description of the Junior Subordinated Debentures" in the accompanying Prospectus, and "Description of the Junior Subordinated Debentures--Subordination" herein.

RIGHTS UNDER THE GUARANTEE

  The Guarantee will be qualified as an indenture under the Trust Indenture Act (as defined herein). The Bank of New York will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

  The Guarantee guarantees to the holders of the Preferred Securities the payment by PEPCO of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the redemption price and all accrued and unpaid distributions to the date of payment with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities or the redemption of all the Preferred Securities), the lesser of
(a) the aggregate liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment, to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Notwithstanding the foregoing, any holder of Preferred Securities may institute a legal proceeding directly against PEPCO to enforce the Guarantee Trustee's rights and the obligations of PEPCO under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If PEPCO were to default on its obligation to pay amounts payable on the Junior Subordinated Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, each holder of the Preferred Securities would rely on the enforcement (1) by the Institutional Trustee (as defined herein) of its rights as registered holder of the Junior Subordinated Debentures against PEPCO pursuant to the terms of the Indenture and the Junior Subordinated Debentures or (2) by such holder of its right against PEPCO to enforce payments on the Junior Subordinated Debentures. See "Description of the Preferred Securities Guarantee" and "Description of the Junior Subordinated Debentures" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and of the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Institutional Trustee, as a holder of the Junior Subordinated Debentures, of its rights against PEPCO. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures, after a holder of Preferred Securities has made a written request, such holder of Preferred Securities may institute a legal proceeding directly against PEPCO to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing, and such event is attributable to the failure of PEPCO to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action"). Except as provided in the Guarantee, the holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures. See "Description of the Preferred Securities--Declaration Events of Default."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as PEPCO shall not be in default in the payment of interest on the Junior Subordinated Debentures, PEPCO has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending from time to time the interest payment period on the Junior Subordinated Debentures. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred during any such Extension Period (but would continue to accrue, despite such deferral, with interest thereon at an annual rate of 7 3/8% per annum, compounded quarterly). Any such extension of the interest payment period for the Junior Subordinated Debentures may continue for up to 20 consecutive quarters, but may not extend beyond the Stated Maturity of the Junior Subordinated Debentures. During any Extension Period, (i) PEPCO shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or acquire or make a liquidation payment with respect to, any of its capital stock (other than (a) purchases or acquisitions of shares of the common stock, par value $1.00 per share, of PEPCO (the "PEPCO Common Stock"), in connection with the satisfaction by PEPCO of its obligations under any employee benefit plans or any other contractual obligation of PEPCO (other than a contractual obligation ranking pari passu with or junior to the Junior Subordinated Debentures) or
(b) the purchase of fractional interests in shares of PEPCO's capital stock pursuant to the conversion or exchange provisions of such PEPCO capital stock or the security being converted or exchanged), (ii) PEPCO shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by PEPCO that rank pari passu with or junior to the Junior Subordinated Debentures and (iii) PEPCO shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, PEPCO may further defer payments by extending the interest payment period; provided that such Extension Period, including all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, PEPCO may commence a new Extension Period. See "Description of the Preferred Securities--Distributions" and "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period."

  Should PEPCO exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will be required to accrue income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. PEPCO has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should PEPCO determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of PEPCO's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Junior Subordinated Debentures) may be more volatile than other securities on which OID accrues. See "United States Federal Income Taxation--Sales of Preferred Securities."

DISTRIBUTION OR REDEMPTION OF THE JUNIOR SUBORDINATED DEBENTURES

  PEPCO will have the right at any time to terminate the Trust and, after satisfaction of claims of creditors as provided by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. In certain circumstances, PEPCO also will have the right to redeem the Junior Subordinated Debentures, in whole or in part, in which event the Trust is obligated redeem the Trust Securities on a pro rata basis to the same extent as the Junior Subordinated Debentures are redeemed by PEPCO.

  Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the liquidation of the Trust would not be a taxable event to holders of the Preferred Securities. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution of the Trust, the distribution of the Junior Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. A liquidation of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

  There can be no assurance as to the market prices of the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities-- Distribution of the Junior Subordinated Debentures" herein and "Description of the Junior Subordinated Debentures" herein and in the accompanying Prospectus.

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have only limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Trustees (as defined herein) of the Trust, which voting rights are vested exclusively in PEPCO, as the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights."

TRADING PRICE

  The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debentures are treated as issued with OID) and who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation-- Interest Income and Original Issue Discount" and "--Sales of Preferred Securities."

LACK OF ESTABLISHED TRADING MARKET FOR PREFERRED SECURITIES

  The Preferred Securities constitute a new issue of securities with no established trading market. Application will be made to list the Preferred Securities on the NYSE. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. There can be no assurance that an active market for the Preferred Securities will develop or be sustained in the future on such exchange. Although the Underwriters have indicated to PEPCO and the Trust that they intend to make a market in the Preferred Securities, as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, they are not obligated to do so and may discontinue any such marketmaking at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Preferred Securities.

CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

  The Indenture does not contain provisions that afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged transaction, including a change of control, or other similar transactions involving PEPCO that may adversely affect such holders.

                        POTOMAC ELECTRIC POWER COMPANY

GENERAL

  Potomac Electric Power Company, a District of Columbia and Virginia corporation, is engaged in the generation, transmission, distribution and sale of electric energy in the Washington, D.C. metropolitan area, including the District of Columbia and major portions of Montgomery and Prince George's Counties in Maryland. It also supplies, at wholesale, electric energy to the Southern Maryland Electric Cooperative, Inc., which distributes electricity in Calvert, Charles, Prince George's and St. Mary's Counties in southern Maryland. PEPCO's wholly-owned nonutility subsidiary, Potomac Capital Investment Corporation ("PCI"), was organized in late 1983 to provide a vehicle to conduct PEPCO's ongoing nonutility business and investment programs. PCI's principal investments consist of equipment leases and marketable securities, primarily preferred stock with mandatory redemption features, and real estate. PCI is also involved with activities which provide telecommunication and energy services. The mailing address of PEPCO's executive offices is 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, and its telephone number is (202) 872-2000.

                                   THE TRUST

  The Trust is a statutory business trust formed under the Delaware Business Trust Act (the "Business Trust Act") pursuant to (i) a declaration of trust, dated as of April 24, 1998, executed by PEPCO, as sponsor (the "Sponsor"), and the trustees of the Trust (the "Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on April 24, 1998. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration"), substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the outstanding Preferred Securities. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." PEPCO will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to at least three percent of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds from the sale of the Trust Securities in the Junior Subordinated Debentures and
(iii) engaging in only those other activities necessary or incidental thereto.

  Pursuant to the Declaration, the number of Trustees will initially be five. Three of the Trustees (the "Regular Trustees") will be persons who are employees or officers of PEPCO. The fourth trustee will be a financial institution that is unaffiliated with PEPCO, which will serve as the institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, The Bank of New York will be the Institutional Trustee. For purposes of compliance with the provisions of the Trust Indenture Act, The Bank of New York also will act as the Guarantee Trustee and as Debt Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the state of Delaware (the "Delaware Trustee"). Initially, The Bank of New York (Delaware), an affiliate of the Institutional Trustee, will act as Delaware Trustee. See "Description of the Preferred Securities Guarantee" in the accompanying Prospectus and "Description of the Preferred Securities-- Voting Rights" herein.

  The Institutional Trustee will hold title to the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Indenture of the holder of the Junior Subordinated Debentures. In addition, the Institutional Trustee will maintain exclusive control of a segregated, non-interest bearing bank account (the "Institutional Account") that will hold, for the benefit of the holders of the Trust Securities, all payments made by PEPCO in respect of the Junior Subordinated Debentures. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Institutional Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. PEPCO, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. PEPCO will pay all fees and expenses related to the Trust and of the offering of the Trust Securities.

  The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Business Trust Act and the Trust Indenture Act. See "Description of the Preferred Securities."

                        SELECTED FINANCIAL INFORMATION

 The following is a selection of certain consolidated financial information of the Company which was derived from, and is qualified in its entirety by, the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the unaudited consolidated financial information contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which are available as described herein under "Incorporation of Certain Documents by Reference." The interim financial data are unaudited; however, in the opinion of the management of the Company, such data reflect all adjustments, consisting of normal recurring accruals, necessary for a fair statement of the results of operations for the interim periods presented.

                                                12 MONTHS ENDED
                                -----------------------------------------------
                                 MARCH 31    DEC. 31,    DEC. 31,    DEC. 31,
                                   1998        1997        1996        1995
                                ----------- ----------- ----------- -----------
                                 (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
Income Statement Data:
 Total Revenue................. $ 1,854,839 $ 1,863,510 $ 2,010,311 $ 1,876,102
 Operating Revenue.............   1,806,186   1,810,829   1,834,857   1,822,432
 Net Income....................     166,380     181,830     236,960      94,391
 Earnings for Common Stock.....     149,807     165,251     220,356      77,540
 Basic Earnings Per Share of
  Common Stock.................        1.26        1.39        1.86         .65
 Diluted Earnings Per Share of
  Common Stock.................        1.26        1.38        1.82         .65
Balance Sheet Data at end of
 period:
 Property and Plant, net....... $ 4,480,391 $ 4,486,334 $ 4,423,249 $ 4,400,311

                                                     ACTUAL       AS ADJUSTED
                                                   ----------- -----------------
                                                    MARCH 31,
                                                      1998
                                                   -----------
                                                     AMOUNT      AMOUNT    RATIO
                                                   ----------- ----------- -----
                                                   (THOUSANDS) (THOUSANDS)
Capital Structure (excluding nonutility
 subsidiary debt and current maturities):
 Long-Term Debt..................................  $1,902,200  $1,902,200  47.7%
 Preferred Securities offered hereby(1)..........         --      125,000   3.1
 Preferred Stock (2).............................     266,000     150,000   3.8
 Common Equity (3)...............................   1,819,066   1,813,795  45.4
                                                   ----------  ----------  ----
  Total Capitalization ..........................  $3,987,266  $3,990,995   100%
                                                   ==========  ==========  ====
Parent Company Long-Term Debt and Preferred Stock
 Redemption Due in One Year and Short-Term
 Debt(2).........................................  $  225,985  $  225,000
                                                   ==========  ==========

--------
(1) As described herein, the sole assets of the Trust will be the Junior Subordinated Debentures with a principal amount of approximately $128.9 million. The Junior Subordinated Debentures will bear interest at the rate of 7 3/8% per annum and will mature on June 1, 2038. PEPCO owns all of the Common Securities of the Trust. Upon redemption of the Junior Subordinated Debentures, the Preferred Securities will be redeemed.
(2) Adjusted to reflect the redemption in June 1998, of (i) 60,000 shares of serial preferred stock, $3.37 series of 1987, at $50 per share for sinking fund purposes, (ii) all of the 779,696 shares remaining after sinking fund redemption of serial preferred stock, $3.37 series of 1987, at $51.13 per share, (iii) all of the 500,000 shares of serial preferred stock, $3.82 series of 1969, at $51.00 per share and (iv) all of the 1,000,000 shares of serial preferred stock, $3.89 series of 1991, at $53.89.
(3) Adjusted to reflect the premium of $5,271,000 to be paid on the redemption of the serial preferred stock in June 1998.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                             12 MONTHS ENDED
                          ------------------------------------------------------
                          MARCH 31, DEC. 31, DEC. 31, DEC. 31, DEC. 31, DEC. 31,
                            1998      1997     1996     1995     1994     1993
                          --------- -------- -------- -------- -------- --------
Parent company only......   2.47      2.54     3.08     3.05     3.23     3.20
Fully consolidated.......   2.02      2.03     2.24     1.52     2.37     2.31

  For purposes of computing the ratio of earnings to fixed charges for rate-regulated public utilities, earnings represent net income before cumulative effect of accounting changes plus income taxes and fixed charges. Fixed charges represent interest charges on debt (exclusive of credits arising from the allowance for funds used during construction) and the portion of rentals deemed representative of the interest factor.

                             ACCOUNTING TREATMENT

  The financial statements of the Trust will be consolidated into PEPCO's consolidated financial statements. The Preferred Securities will be presented as a separate line item in the consolidated balance sheets of PEPCO entitled "Company obligated mandatorily redeemable preferred securities of subsidiary holding solely parent debentures". PEPCO will record distributions payable on the Preferred Securities as an expense in the consolidated statements of income. The financial statement footnotes of PEPCO will reflect that the sole asset of the Trust will be $128,865,980 principal amount of the Junior Subordinated Debentures, bearing interest at 7 3/8% and maturing on June 1, 2038. All future reports filed by PEPCO under the Exchange Act will present information regarding the Trust in the manner described above. In addition, a footnote to PEPCO's audited financial statements will be added to reflect that
(i) all of the Common Securities of the Trust are owned by PEPCO, (ii) the sole assets of the Trust are the Junior Subordinated Debentures and (iii) the Guarantee, when taken together with PEPCO's obligations under the Junior Subordinated Debentures and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee on a subordinated basis of amounts payable on the Preferred Securities.

                                USE OF PROCEEDS

  The Trust will use the proceeds of the sale of the Trust Securities to acquire Junior Subordinated Debentures from PEPCO. PEPCO intends to apply the net proceeds from the sale of the Junior Subordinated Debentures to redeem the following series of its serial preferred stock: (i) the $3.82 series of 1969, having an aggregate redemption amount of $25,500,000, (ii) the $3.37 series of 1987, having an aggregate redemption amount of $42,865,856 and (iii) the $3.89 series of 1991, having an aggregate redemption amount of $53,890,000. The remaining proceeds will be used to refund short-term debt incurred primarily to finance, on a temporary basis, PEPCO's utility construction program and operations. Proceeds may be temporarily placed in short-term investments pending the application of the proceeds as stated above.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Bank of New York, as the Institutional Trustee, will act as indenture trustee for the Preferred Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities supplements and, to the extent inconsistent, replaces the description set forth under the caption "Description of the Preferred Securities" in the accompanying Prospectus. This summary, which describes the material provisions of the Preferred Securities, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, the Business Trust Act and the Trust Indenture Act.

GENERAL

  The Declaration authorizes the Regular Trustees to issue Trust Securities on behalf of the Trust. All Trust Securities will represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by PEPCO. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence by the Trust of any indebtedness. Pursuant to the Declaration, the Institutional Trustee will own the Junior Subordinated Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by PEPCO to the extent described under "Description of the Preferred Securities Guarantee" in the accompanying Prospectus. The Guarantee will be held by The Bank of New York, as Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions or other payments when the Trust does not have sufficient funds available to pay such distributions or other payments. In such event, the remedy of a holder of Preferred Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures, except that, in the circumstances in which there is a default in the payment of distributions or other payments, including when the Trust does not have sufficient available funds to pay such distributions or other payments a holder may take Direct Action. See "Declaration Events of Default" and "Voting Rights" below.

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at a rate per annum of 7 3/8% (the "Coupon Rate") of the stated liquidation amount of $25 per Preferred Security (equivalent to $1.84375 per annum). Distributions in arrears for more than one quarter will bear interest thereon (to the extent permitted by applicable law), compounded quarterly, at a rate equal to the Coupon Rate. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months and for any shorter period will be computed on the basis of the actual number of days elapsed.

  Distributions on the Preferred Securities will be cumulative, will accrue from May 19, 1998, and, except during an Extension Period, will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 1998, when, as and if available for payment. The initial distribution will be $.5224 per Preferred Security and will be payable on September 1, 1998.

  So long as PEPCO shall not be in default in the payment of interest on the Junior Subordinated Debentures, PEPCO has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending from time to time the interest payment period on the Junior Subordinated Debentures, which, if exercised, will correspondingly defer quarterly distributions on the Preferred Securities. Any such extension of the interest payment period for the Junior Subordinated Debentures may continue for up to 20 consecutive quarters, but may not extend beyond the Stated Maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period." During any such Extension Period, interest will continue to accrue on the Junior Subordinated Debentures. At the end of the Extension Period, PEPCO will be required to pay all interest then accrued, together with interest on such deferred interest (to the extent permitted by applicable law) at the same rate as the rate of interest on the Junior Subordinated Debentures, compounded quarterly. Correspondingly, the quarterly distributions on the Preferred Securities will continue to accrue, together with interest on the deferred distributions (to the extent permitted by applicable law) at a rate equal to the Coupon Rate, compounded quarterly. In the event that PEPCO exercises this deferral right, then during the Extension Period (i) PEPCO shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (a) purchases or acquisitions of shares of PEPCO Common Stock in connection with the satisfaction by PEPCO of its obligations under any employee benefit plans or any other contractual obligation of PEPCO (other than a contractual obligation ranking pari passu with or junior to the Junior Subordinated Debentures) or (b) the purchase of fractional interests in shares of PEPCO's capital stock pursuant to the conversion or exchange provisions of such PEPCO capital stock or the security being converted or exchanged), (ii) PEPCO shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by PEPCO that rank pari passu with or junior to such Junior Subordinated Debentures and (iii) PEPCO shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, PEPCO may further defer interest payments on the Junior Subordinated Debentures by extending the interest payment period; provided that such Extension Period, including all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, PEPCO may commence a new Extension Period. See "Description of the Junior Subordinated Debentures-- Interest" and "--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions, and accrued but unpaid interest thereon, will be paid on the first distribution payment date after the Extension Period to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date for such payment.

  Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Institutional Account. The funds available to the Trust for distribution to the holders of the Preferred Securities will be limited to payments received from PEPCO on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Interest." The payment of distributions out of moneys held by the Trust is guaranteed by PEPCO to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus.

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which will be, as long as the Preferred Securities remain in book-entry form, one Business Day prior to the relevant payment date and, in the event the Preferred Securities are not in book-entry form, the tenth day of the month prior to the month in which the relevant payment date occurs. Distributions payable on any Preferred Securities that are not punctually paid on the applicable distribution date, as a result of PEPCO having failed to make the corresponding interest payment on the Junior Subordinated Debentures, will cease to be payable to the persons in whose names such Preferred Securities are registered on the relevant record date, and such defaulted distribution will instead be payable to the persons in whose names such Preferred Securities are registered on the special record date established by the Regular Trustees, which record date shall be the same date as the special record date or other specified date established for the payment of defaulted interest in accordance with the Indenture. Distributions on the Preferred Securities will be paid through the Institutional Trustee, who will hold amounts received in respect of the Junior Subordinated Debentures in the Institutional Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance--The Depository Trust Company" below. In the event that any date on which a distribution is to be made on the Preferred Securities is not a Business Day, then payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such distribution otherwise would have been payable. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, are authorized or obligated by any law, executive order or regulation to close.

REDEMPTION

  The Stated Maturity of the Junior Subordinated Debentures is June 1, 2038. Upon the repayment of the Junior Subordinated Debentures at maturity, the proceeds from such repayment will simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repaid at a redemption price of $25 per Trust Security, plus accrued and unpaid distributions thereon to the date of payment (the "Redemption Price").

  The Junior Subordinated Debentures will be prepayable prior to the Stated Maturity at the option of PEPCO (i) in whole or in part, from time to time, on or after June 1, 2003, or (ii) in whole but not in part, at any time prior to June 1, 2003, within 90 days after the occurrence of a Tax Event, in either case at the Prepayment Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment. See "Description of the Junior Subordinated Debentures--Optional Prepayment." Upon such prepayment of the Junior Subordinated Debentures, the proceeds shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repaid at the Redemption Price. Not less than 30 nor more than 60 days' notice is required to be given for any redemption of Preferred Securities. See "Description of the Junior Subordinated Debentures-- Optional Prepayment." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "Book-Entry Only Issuance--The Depository Trust Company" below.

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

  If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then on and after the redemption date, provided that PEPCO has deposited with the Trust a sufficient amount of cash in connection with the related maturity or redemption of the Junior Subordinated Debentures, distributions will cease to accrue on the Preferred Securities called for redemption, such Preferred Securities shall no longer be deemed to be outstanding and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date fixed for redemption. If PEPCO fails to repay Junior Subordinated Debentures at Stated Maturity or on the date fixed for prepayment thereof, or if payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by PEPCO pursuant to the Guarantee, the distributions on such Preferred Securities will continue to accrue to the date of actual payment.

  The Trust is not required to (i) register the transfer or exchange of any Trust Securities during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Trust Securities and ending at the close of business on the day of the mailing of a notice of redemption or
(ii) register the transfer
or exchange of any Trust Securities so selected for redemption, in whole or in part, except for the unredeemed portion of any Trust Securities being redeemed in part.

  Subject to applicable law, PEPCO or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

  PEPCO will have the right at any time to direct the Trustees to liquidate the Trust and distribute the Junior Subordinated Debentures to the holders of the Trust Securities. In such case, PEPCO will use its best efforts to cause the Junior Subordinated Debentures to be listed on the NYSE or on such other exchanges as the Preferred Securities are then listed.

  On the date for any distribution of Junior Subordinated Debentures, (i) the Trust Securities will no longer be deemed to be outstanding, (ii) PEPCO will issue to the Depositary (as defined herein) or its nominee, as a recordholder of the Trust Securities, a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered to the Depository or its nominee upon such distribution and (iii) any certificates representing Trust Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of such Trust Securities until such certificates are presented to PEPCO or its agent for transfer or in exchange for Junior Subordinated Debentures.

  There can be no assurance as to the market prices for either the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities or the Junior Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, if any, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security, plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Junior Subordinated Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities shall be distributed on a pro rata basis to the holders of the Preferred Securities.

  If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon a Liquidation pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities with regard to Liquidation Distributions.

  Pursuant to the Declaration, the Trust shall terminate (i) on June 1, 2043, the expiration of the term of the Trust, (ii) upon the bankruptcy of PEPCO or the Trust, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to PEPCO, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities, voting together as a single class to file such certificate of cancellation, or the revocation of the charter of PEPCO and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debentures to the holders of the Trust Securities,
(v) upon the entry of a decree of a judicial dissolution of PEPCO or the Trust, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

  An Indenture Event of Default (as defined in the accompanying Prospectus) also constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until a Declaration Event of Default with respect to the Preferred Securities has been cured, waived or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to matters in connection therewith as provided in the Declaration. If a Declaration Event of Default with respect to the Preferred Securities is waived by holders of Preferred Securities, such waiver will also constitute the waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration, without any further act, vote or consent of the holders of the Common Securities.

  If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures after a holder of Preferred Securities has made a written request, such holder of Preferred Securities may institute a legal proceeding directly against PEPCO to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of PEPCO to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder of the principal of or interest on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due dates specified in the Junior Subordinated Debentures. PEPCO will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by PEPCO to such holder of Preferred Securities in a Direct Action. The holders of Preferred Securities will not be able under the Declaration to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

  Upon the occurrence of a Declaration Event of Default, the Institutional Trustee as the sole holder of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. PEPCO and the Trust are each required to file annually with the Institutional Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

  Except as described herein and under "Description of the Preferred Securities Guarantee--Modification of the Preferred Securities Guarantee; Assignment" in the accompanying Prospectus, and as otherwise required by law (including the Business Trust Act and the Trust Indenture Act) and the Declaration, the holders of the Preferred Securities will have no voting rights.

  Subject to the requirement that the Institutional Trustee obtain a tax opinion in certain circumstances as described in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the

Institutional Trustee, as holder of the Junior Subordinated Debentures, to (i) exercise the remedies available to it under the Indenture as a holder of the Junior Subordinated Debentures, (ii) waive any Indenture Event of Default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Debentures (a "Super-Majority"), only the holders of at least such Super-Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action; and provided further, that where a consent or action under the Indenture is only effective against each holder of Junior Subordinated Debentures who has consented thereto, such consent or action will only be effective against a holder of Preferred Securities who directs the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures after a holder of Preferred Securities has made a written request, such holder of Preferred Securities may institute a legal proceeding directly against PEPCO to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of PEPCO to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due dates specified in the Junior Subordinated Debentures. The Institutional Trustee is required to notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Junior Subordinated Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses
(i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of a nationally recognized tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes. A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

  In the event the consent of the Institutional Trustee, as the holder of the Junior Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee is required to request the written direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Junior Subordinated Debentures outstanding; and provided, further, that where a consent or action under the Indenture is only effective against each holder of Junior Subordinated Debentures who has consented thereto, such consent or action will only be effective against a holder of Trust Securities who directs the Institutional Trustee to give such consent or take such action. The Institutional Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of a nationally recognized tax counsel experienced in such matters to the effect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust on account of such action.

  Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees are required to cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or to distribute Junior Subordinated Debentures in accordance with the Declaration and the terms of the Trust Securities.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any Preferred Securities that are owned at such time by PEPCO or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, PEPCO shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

  The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "Book-Entry Only Issuance--The Depository Trust Company" below.

  Holders of the Preferred Securities will have no rights to appoint, remove or replace the Trustees, who may be appointed, removed or replaced solely by PEPCO as the holder of the Common Securities.

MODIFICATION OF THE DECLARATION

  The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee or the Delaware Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or
(ii) the dissolution, winding-up or termination of the Trust, other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

  Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, the Institutional Trustee or the Delaware Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor, such successor entity either (a) expressly assumes all of the obligations of the Trust under the Trust Securities or (b) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) PEPCO expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Junior Subordinated Debentures,
(iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (or any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (or any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the successor entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, PEPCO has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (b) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an "investment company" under the 1940 Act and (c) following such merger, consolidation, amalgamation or replacement, the Trust or such successor entity will be treated as a grantor trust for United States federal income tax purposes, and (viii) PEPCO guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee (as described in the accompanying Prospectus). Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100 percent in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  DTC will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates (each a "Global Certificate"), representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC. The following description of DTC and its procedures have been furnished to PEPCO by DTC and have not been independently verified by PEPCO.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through, or maintain a direct or indirect custodial relationship with, a Participant either directly or indirectly ("Indirect Participants"). The rules of DTC are on file with the Securities and Exchange Commission (the "Commission").

  Purchases of Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security (a "Beneficial Owner") will in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting directly or indirectly on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  So long as DTC, or its nominee, is the registered owner of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner of the Preferred Securities represented thereby for all purposes under the Declaration and the Preferred Securities. No Beneficial Owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Declaration.

  DTC has advised PEPCO that it will take any action permitted to be taken by a holder of Preferred Securities (including the presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose accounts interests in Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is a Declaration Event of Default, DTC will exchange the Global Certificates for certificated Preferred Securities, which it will distribute to its Participants and which will be legended to give notice of such Declaration Event of Default.

  Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices in respect of the Preferred Securities held in book-entry form will be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will determine the pro rata amount of the interest of each Participant to be redeemed in accordance with its procedures.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy to the Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the omnibus proxy).

  Distributions on the Preferred Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or PEPCO, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

  Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of PEPCO, the Trust or the Trustees will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated Preferred Securities are required to be delivered. Additionally, the Trust (with the consent of PEPCO) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificated Preferred Securities will be delivered.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such laws may impair the ability to transfer beneficial interests in Preferred Securities represented by a Global Certificate.

DISTRIBUTION PAYMENTS

  All distribution payments in respect of the Preferred Securities represented by Global Certificates will be made to DTC, which will credit the accounts of its Participants on the payment date. Distribution payments on Preferred Securities not evidenced by a Global Certificate will be made by check mailed to the address of the holder entitled thereto as such address shall appear on the records of the registrar and transfer agent.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

  The Bank of New York will act as registrar, transfer agent and, if the Preferred Securities are not in book-entry form, paying agent (the "Paying Agent") for the Preferred Securities. The Paying Agent is permitted to resign as Paying Agent upon 30 days' written notice to the Regular Trustees, in which event the Regular Trustees are required to appoint a successor bank or trust company to act as Paying Agent.

  Registration of transfers of Preferred Securities that are not in book-entry form will be effected without charge, but only upon payment (with such indemnity as the Regular Trustees may require) by the holder of any tax or other government charges which may be imposed in relation thereto.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

  The Institutional Trustee, prior to the occurrence of a Declaration Event of Default and after the curing of any Declaration Event of Default that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration. After a Declaration Event of Default has occurred (of which a responsible officer of the Institutional Trustee has actual knowledge) and while it is continuing, the Institutional Trustee is required to exercise the rights and powers vested in it by the Declaration using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities unless offered indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby.

  The Institutional Trustee also serves as Guarantee Trustee, Debt Trustee and as trustee under other indentures of PEPCO. PEPCO and certain of its subsidiaries conduct certain banking transactions with the Institutional Trustee in the ordinary course of their respective businesses.

GOVERNING LAW

  The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Regular Trustees are required to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, that the Regular Trustees determine in their discretion to be necessary or desirable to achieve these ends, as long as such action does not adversely affect the interests of the holders of the Trust Securities.

  Holders of the Preferred Securities have no preemptive rights.

                         DESCRIPTION OF THE GUARANTEE

  Pursuant to the Guarantee, PEPCO will agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by the Trust, the Guarantee Payments (as defined in the accompanying Prospectus), as and when due, regardless of any defense, right of setoff or counterclaim which the Trust may have or assert. PEPCO may satisfy its obligation to make a Guarantee Payments either by paying the required amounts directly to the holders of Preferred Securities or by causing the Trust to pay such amounts to the holders. The Guarantee, when taken together with PEPCO's obligations under the Junior Subordinated Debentures and the Indenture and its obligations under the Declaration, including its obligation to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities) provides a full and unconditional guarantee on a subordinated basis by PEPCO of amounts payable on the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as Guarantee Trustee. The terms of the Guarantee will be those set forth in a Preferred Securities Guarantee Agreement executed and delivered by PEPCO and those made part of such Guarantee by the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. A summary description of the Guarantee appears in the accompanying Prospectus under the caption "Description of the Preferred Securities Guarantee."

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

  Set forth below is a description of the specific terms of the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Junior Subordinated Debentures set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Debentures." While the following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and to the terms of the Indenture, dated as of May 19, 1998 (the "Base Indenture"), between PEPCO and The Bank of New York, as trustee (the "Debt Trustee"), as supplemented by a First Supplemental Indenture, dated as of May 19, 1998 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part, all material terms of the Junior Subordinated Debentures are set forth herein and in the accompanying Prospectus.

GENERAL

  The Junior Subordinated Debentures will be issued as unsecured indebtedness of PEPCO under the Indenture. The Junior Subordinated Debentures will be limited in aggregate principal amount to $128,865,980, such amount being the sum of the aggregate stated liquidation value of the Trust Securities.

  The Junior Subordinated Debentures are not subject to any sinking fund provision. The entire principal amount of the Junior Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on June 1, 2038.

  If Junior Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, such Junior Subordinated Debentures will initially be issued as Global Debentures (as defined herein). As described herein, Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Debenture. See "Book-Entry and Settlement" below. In the event that Junior Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debentures issued as Global Debentures will be made to DTC or a successor depositary. In the event Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Debt Trustee, as paying and authenticating agent, in New York, New York; provided that payment of interest may be made at the option of PEPCO by check mailed to the address of the holder entitled thereto as it appears on the security register.

  The Indenture does not contain provisions that afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving PEPCO that may adversely affect such holders.

SUBORDINATION

  The Indenture provides that the Junior Subordinated Debentures are subordinated and junior in right of payment to all present and future Senior Indebtedness and Other Financial Obligations of PEPCO and rank pari passu with and equivalent to all other general unsecured claims of creditors against PEPCO that are not entitled to statutory priority under the United States Bankruptcy Code or otherwise. No payment may be made of the principal or interest on the Junior Subordinated Debentures, or in respect of any redemption, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, or (ii) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Junior Subordinated Debentures or any redemption, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures, permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof. Upon any distribution of assets of PEPCO to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, the holders of all Senior Indebtedness and the holders of Other Financial Obligations will first be entitled to receive payment in full of all amounts due thereon before the holders of the Junior Subordinated Debentures will be entitled to receive any payment in respect of the principal of or interest on the Junior Subordinated Debentures.

  The term "Senior Indebtedness" means (i) the principal, premium, if any, and interest in respect of (a) indebtedness of PEPCO for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by PEPCO, (ii) all capital lease obligations of PEPCO,
(iii) all obligations of PEPCO issued or assumed as the deferred purchased price of property, all conditional sale obligations of PEPCO and all obligations of PEPCO under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),
(iv) all obligations of PEPCO for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction,
(v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which PEPCO is responsible or liable as obligor, guarantor or otherwise and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of PEPCO (whether or not such obligation is assumed by PEPCO), except that Senior Indebtedness does not include (i) any such indebtedness that is by its terms subordinated to or ranks pari passu with the Junior Subordinated Debentures and (ii) any indebtedness between and among PEPCO or its affiliates, including all other debt securities, and guarantees in respect to those debt securities, issued to any trust, or a trustee of such trust, partnership or other entity affiliated with PEPCO that is a financing vehicle of PEPCO (a "financing entity") in connection with the issuance by such financing entity of preferred securities or other securities that rank pari passu with or junior to the Preferred Securities.

  The term "Other Financial Obligations" means all obligations of PEPCO to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and (iii) in the case of both (i) and (ii) above, similar financial instruments, other than
(a) obligations on account of Senior Indebtedness and (b) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Junior Subordinated Debentures.

  Subject to the payment in full of all Senior Indebtedness and Other Financial Obligations, the rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of such Senior Indebtedness and Other Financial Obligations of PEPCO to receive payments or distributions applicable to such Senior Indebtedness and Other Financial Obligations until all amounts owing on the Junior Subordinated Debentures are paid in full.

  The Indenture does not limit the aggregate amount of Senior Indebtedness or Other Financial Obligations that may be issued or entered into by PEPCO. As of March 31, 1998, Senior Indebtedness and Other Financial Obligations of PEPCO aggregated approximately $2.3 billion.

OPTIONAL PREPAYMENT

  The Junior Subordinated Debentures will be prepayable prior to the Stated Maturity at the option of PEPCO (i) in whole or in part, from time to time, on or after June 1, 2003 or (ii) in whole but not in part, at any time prior to June 1, 2003, within 90 days after the occurrence of a Tax Event (as defined herein), in either case, upon not less than 30 nor more than 60 days' notice, at the Prepayment Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment. Following such prepayment, Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repaid will be redeemed by the Trust.

  A "Tax Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the Trust Securities, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by PEPCO on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by PEPCO, in whole or in part, for United States federal income tax purposes or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

INTEREST

  The Junior Subordinated Debenture will bear interest at the rate of 7 3/8% per annum from the date of original issuance, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each an "Interest Payment Date"), commencing September 1, 1998, to the persons in whose names such Junior Subordinated Debentures are registered on the relevant record date. The record dates for the Junior Subordinated Debentures will be, for so long as the Junior Subordinated Debentures remain in book-entry form, one Business Day prior to the relevant Interest Payment Date and, in the event the Junior Subordinated Debentures are not in book-entry form, the tenth day of the month prior to the month in which the relevant Interest Payment Date occurs.

  The amount of interest payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date that such interest otherwise would have been payable.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as PEPCO shall not be in default in the payment of interest on the Junior Subordinated Debentures, PEPCO has the right, at any time and from time to time during the term of the Junior Subordinated Debentures, to defer payments of interest by extending the interest payment period for a period that does not exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity. During the Extension Period, no interest will be due and payable on the Junior Subordinated Debentures. At the end of the Extension Period, PEPCO will be required to pay all interest then accrued and unpaid (including any Additional Interest), together with interest on such deferred interest (to the extent permitted by applicable law) at the same rate as the rate of interest on the Junior Subordinated Debentures, compounded quarterly ("Compound Interest"). During any such Extension Period, (i) PEPCO shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (a) purchases or acquisitions of shares of PEPCO Common Stock in connection with the satisfaction by PEPCO of its obligations under any employee benefit plans or any other contractual obligation of PEPCO (other than a contractual obligation ranking pari passu with or junior to the Junior Subordinated Debentures) or (b) the purchase of fractional interests in shares of PEPCO's capital stock pursuant to the conversion or exchange provisions of such PEPCO capital stock or the security being converted or exchanged), (ii) PEPCO shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by PEPCO that rank pari passu with or junior to the Junior Subordinated Debentures, and (iii) PEPCO shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, PEPCO may further defer payments of interest by extending the interest payment period; provided that such Extension Period, including all such previous and further extensions thereof, may not exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, PEPCO may commence a new Extension Period.

  PEPCO has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. If the Institutional Trustee is the sole holder of the Junior Subordinated Debentures, PEPCO is required to give the Regular Trustees, the Institutional Trustee and the Debt Trustee notice of its selection of an Extension Period one Business Day prior to the earlier of (i) the next succeeding date on which a date distribution on the Preferred Securities is payable or (ii) if the Junior Subordinated Debentures are then listed, the date the Regular Trustees are required to give notice to the NYSE (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or distribution date. The Institutional Trustee is required to give notice of PEPCO's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee is not the sole holder of the Junior Subordinated Debentures, PEPCO is required to give the holders of the Junior Subordinated Debentures notice of its selection of an Extension Period at least ten Business Days prior to the earlier of
(i) the next succeeding Interest Payment Date or (ii) if the Junior Subordinated Debentures are then listed, the date PEPCO is required to give notice to the NYSE (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debentures of the record or interest payment date.

ADDITIONAL INTEREST

  If, at any time while the Institutional Trustee is the holder of any Junior Subordinated Debentures, the Trust or the Institutional Trustee shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, PEPCO will pay as additional interest ("Additional Interest") on the Junior Subordinated Debentures held by the Institutional Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and by the Institutional Trustee, after paying any such taxes, duties, assessments or other governmental charges, will be equal to the amounts the Trust and the Institutional Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

  If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Junior Subordinated Debentures, will have the right to declare the principal of and the interest on the Junior Subordinated Debentures (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its rights as a creditor with respect to the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Events of Default, Waiver and Notice" in the accompanying Prospectus for a description of Indenture Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Junior Subordinated Debentures. See "Description of the Preferred Securities-- Declaration Events of Default" and "--Voting Rights."

  If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures after a holder of Preferred Securities has made a written request, such holder of Preferred Securities may institute a legal proceeding directly against PEPCO to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing, and such event is attributable to the failure of PEPCO to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due dates specified in the Junior Subordinated Debentures. Notwithstanding any payments made to such holder of Preferred Securities by PEPCO in connection with a Direct Action, PEPCO will remain obligated to pay the principal of or interest on the Junior Subordinated Debentures held by the Institutional Trustee, and PEPCO will be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by PEPCO to such holder in any Direct Action. Except as provided in the Guarantee, the holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

BOOK-ENTRY AND SETTLEMENT

  If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust, the Junior Subordinated Debentures will be issued in book-entry form evidenced by one or more global certificates (each a "Global Debenture") registered in the name of a securities depositary or its nominee (the "Depositary"). Except under the limited circumstances described below, Junior Subordinated Debentures represented by the Global Debenture will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debentures in certificated form. Global Debentures may not be transferred, except by the Depositary to another Depositary or to a successor Depositary.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such laws may impair the ability to transfer beneficial interests in Junior Subordinated Debentures represented by a Global Debenture.

  Except as provided below, owners of beneficial interests in a Global Debenture will not be entitled to receive physical delivery of Junior Subordinated Debentures in certificated form and will not be considered the holders thereof for any purpose under the Indenture. Accordingly, each beneficial owner of Junior Subordinated Debentures must rely on the procedures of the Depositary, or, if such person is not a participant in the Depositary, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Junior Subordinated Debentures under the Indenture.

THE DEPOSITARY

  If Junior Subordinated Debentures are distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding up or liquidation of the Trust, DTC will act as the Depositary for the Junior Subordinated Debentures. For a description of DTC and the specific terms of its depositary arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities would apply in all material respects to any debt obligations represented by one or more Global Debentures held by DTC. PEPCO may appoint a successor to DTC or any successor Depositary in the event DTC or such successor Depositary is unable or unwilling to continue as a depositary for the Global Debentures.

  None of PEPCO, the Trust, the Institutional Trustee, any paying agent and any other agent of PEPCO, or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  Each Global Debenture will be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies PEPCO that it is unwilling or unable to continue as a depositary for such Global Debentures and no successor depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as a depositary and no successor depositary shall have been appointed, (iii) PEPCO, in its sole discretion, determines that a Global Debentures shall be so exchangeable or
(iv) there shall have occurred an Indenture Event of Default with respect to such Junior Subordinated Debentures. Any Global Debenture that is exchangeable pursuant to the preceding sentence will be exchangeable for Junior Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Debentures.

GOVERNING LAW

  The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

  The Indenture provides that PEPCO will pay all costs and expenses related to
(i) the offering of the Trust Securities and the Junior Subordinated Debentures, (ii) the organization, maintenance and dissolution of the Trust and (iii) the fees and expenses of the Institutional Trustee, the Delaware Trustee and the Regular Trustees.

  The Indenture provides that it may not be assigned by the parties thereto, except that PEPCO will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of PEPCO; provided that, in the event of any such assignment, PEPCO will remain liable for all of such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

                        EFFECT OF OBLIGATIONS UNDER THE
               JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

  As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from the sale in the Junior Subordinated Debentures.

  As long as payments of principal and interest are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Securities; (iii) PEPCO shall pay, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration provides that the Regular Trustees shall not take any action, or cause or permit the Trust, among other things, to engage in any activity, that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are available) and other payments that become due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by PEPCO as and to the extent set forth under "Description of the Preferred Securities Guarantee" in the accompanying Prospectus. If PEPCO does not make interest payments on the Junior Subordinated Debentures purchased by the Trust, the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. The Guarantee covers the payment of distributions and other payments on the Preferred Securities if and to the extent that PEPCO has made a payment of interest or principal on the Junior Subordinated Debentures held by the Trust as its sole asset. The Guarantee, when taken together with PEPCO's obligations under the Junior Subordinated Debentures and the Indenture and its obligations under the Declaration, including its obligation to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee on a subordinated basis of amounts payable on the Preferred Securities.

  If PEPCO fails to make interest or other payments on the Junior Subordinated Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities--Voting Rights" and "--Book-Entry Only Issuance--The Depository Trust Company," may direct the Institutional Trustee to enforce its rights under the Junior Subordinated Debentures. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding against PEPCO to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing, and such event is attributable to the failure of PEPCO to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder of the principal or interest on the Junior Subordinated Debenture having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due dates specified in the Junior Subordinated Debentures. In connection with such Direct Action, PEPCO will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by PEPCO to such holder of Preferred Securities in such Direct Action. PEPCO, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If PEPCO fails to make payments under the Guarantee, any holder of Preferred Securities may institute a Direct Action against PEPCO to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

  In the opinion of Covington & Burling, special tax counsel to PEPCO and the Trust ("Tax Counsel"), the following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities held as capital assets by a holder who purchases such Preferred Securities upon initial issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

  In connection with the issuance of the Junior Subordinated Debentures, Tax Counsel will render its opinion generally to the effect that under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of PEPCO.

CLASSIFICATION OF THE TRUST

  In connection with the issuance of the Preferred Securities, Tax Counsel will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures, and each holder will be required to include in its gross income any interest (or OID accrued) with respect to its allocable share of those Junior Subordinated Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  Under Treasury regulations promulgated under the OID provisions of the Code (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. PEPCO believes that the likelihood of its exercising its option to defer payments of interest is "remote" since exercising that option would prevent PEPCO from declaring dividends on any class of its equity securities. Accordingly, PEPCO intends to take the position, based on the advice of Tax Counsel, that the Junior Subordinated Debentures will not be considered to be issued with OID and, accordingly, stated interest on the Junior Subordinated Debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting.

  Under the Regulations, if PEPCO were to exercise its option to defer payments of interest, the Junior Subordinated Debentures would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remain outstanding. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Preferred Securities would be required to include in gross income OID even though PEPCO would not make actual cash payments during an Extension Period.

  The Regulations as they pertain to the issues addressed in this section have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service (the "IRS"), and it is possible that the IRS could take a position contrary to Tax Counsel's interpretation herein.

  Because income on the Preferred Securities will constitute interest or OID, corporate holders of the Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE
TRUST

  PEPCO will have the right at any time to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Junior Subordinated Debentures so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Junior Subordinate Debentures may constitute a taxable event to holders of Preferred Securities.

  Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "Sales of Preferred Securities" below.

SALES OF PREFERRED SECURITIES

  A holder that sells Preferred Securities (including a redemption of Preferred Securities) will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID (if any) previously includable in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities in respect of OID (if any). Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year. In the case of individuals, long-term capital gains are taxed at a lower rate if the holder held the Preferred Securities for more than 18 months.

  The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debentures are deemed to have been issued with OID) and who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes.

  A "U.S. Holder" is a beneficial owner of Preferred Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for federal income tax purposes,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includable in its gross income for federal income tax purposes without regard to its source or (iv) a trust if, and only if, (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States trustees have the authority to control all substantial decisions of the trust.

  Under current United States federal income tax law: (i) payments by the Trust or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Preferred Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of PEPCO entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to PEPCO through stock ownership, and (c) either (A) the beneficial owner of the Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

INFORMATION REPORTING TO HOLDERS

  Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

  Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                             ERISA CONSIDERATIONS

  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Preferred Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether such investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each of PEPCO, the obligor with respect to the Junior Subordinated Debentures held by the Trust, and its affiliates and the Institutional Trustee may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to many Plans that are subject to ERISA. The purchase and/or holding of Preferred Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which PEPCO, the Institutional Trustee or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTE 96-23 (an exemption for plan asset transactions managed by in-house asset managers).

  Any purchaser proposing to acquire Preferred Securities with assets of any Plan should consult with its ERISA counsel.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. are acting as Representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                      NUMBER OF
                                                                      PREFERRED
        UNDERWRITERS                                                  SECURITIES
        ------------                                                  ----------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.............................................   850,000
   A.G. Edwards & Sons, Inc..........................................   850,000
   PaineWebber Incorporated..........................................   850,000
   Prudential Securities Incorporated................................   850,000
   Smith Barney Inc. ................................................   850,000
   BT Alex. Brown Incorporated ......................................    50,000
   Blaylock & Partners, L.P..........................................    50,000
   The Chapman Company...............................................    50,000
   CIBC Oppenheimer Corp.............................................    50,000
   Cowen & Company...................................................    50,000
   Dain Rauscher Wessels.............................................    50,000
   EVEREN Securities, Inc. ..........................................    50,000
   Legg Mason Wood Walker, Incorporated..............................    50,000
   Piper Jaffray Inc. ...............................................    50,000
   Pryor, McClendon, Counts & Co., Inc. .............................    50,000
   Raymond James & Associates, Inc. .................................    50,000
   The Robinson-Humphrey Company, LLC ...............................    50,000
   Muriel Siebert & Co., Inc. .......................................    50,000
   Utendahl Capital Partners, L.P. ..................................    50,000
   Wheat First Securities, Inc. .....................................    50,000
                                                                      ---------
   Total............................................................. 5,000,000
                                                                      =========

  The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at such price less a concession of $.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.25 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may be changed.

  In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures of PEPCO, the Underwriting Agreement provides that PEPCO will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $.7875 per Preferred Security (or $3,937,500 in the aggregate) for the accounts of the several Underwriters.

  During a period of 30 days from the date of the Prospectus Supplement, neither the Trust nor PEPCO will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Junior Subordinated Debentures or any debt securities substantially similar to the Junior Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for the Junior Subordinated Debentures and the Preferred Securities offered hereby).

  The Preferred Securities constitute a new issue of securities of the Trust with no established trading market. Application will be made to list the Preferred Securities on the NYSE. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. There can be no assurance that an active market for the Preferred Securities will develop or be sustained in the future on such exchange. Although the Underwriters have indicated to PEPCO and the Trust that they intend to make a market in the Preferred Securities, as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, they are not obligated to do so and may discontinue any such marketmaking at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Preferred Securities.

  The Trust and PEPCO have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Until the distribution of the Preferred Securities is completed, rules of the Commission may limit the ability of the Underwriters and any selling group members to bid for and purchase the Preferred Securities. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Preferred Securities. Such transactions consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Preferred Securities.

  If the Underwriters create a short position in the Preferred Securities in connection with the offering (i.e., if they sell more Preferred Securities than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce the short position by purchasing Preferred Securities in the open market.

  The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Preferred Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Preferred Securities, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Preferred Securities as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  None of PEPCO, the Trust nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, none of PEPCO, the Trust nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, PEPCO and its subsidiaries in the ordinary course of business.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus Supplement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  With respect to the unaudited consolidated financial information of the Company for the three- and twelve-month periods ended March 31, 1998 and 1997, incorporated by reference in this Prospectus Supplement, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report dated May 13, 1998, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if such report had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of Section 11 of the 1933 Act for their reports on the unaudited consolidated financial information because each such report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of Sections 7 and 11 of the 1933 Act.

PROSPECTUS

                    POTOMAC ELECTRIC POWER COMPANY TRUST I

                             PREFERRED SECURITIES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                        POTOMAC ELECTRIC POWER COMPANY

  Potomac Electric Power Company Trust I (the "Trust"), a statutory business trust formed under the laws of the State of Delaware by Potomac Electric Power Company, a District of Columbia and Virginia corporation ("PEPCO" or the "Company"), is offering preferred securities representing undivided beneficial interests in the assets of the Trust ("Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Preferred Securities out of moneys held by the Trust, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by PEPCO to the extent described herein (the "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantee." PEPCO's obligations under the Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of PEPCO and will rank pari passu with the most senior preferred or preference stock, if any, issued from time to time by PEPCO. The Trust will invest the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) in subordinated debt securities ("Junior Subordinated Debentures") issued by PEPCO. The Junior Subordinated Debentures purchased by the Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of the Trust upon the occurrence of certain events as described in an accompanying Prospectus Supplement (the "Prospectus Supplement"). The Preferred Securities, the Preferred Securities Guarantee and the Junior Subordinated Debentures are sometimes collectively referred to hereafter as the "Offered Securities."

  The form in which the Offered Securities are to be issued, their specific designation, aggregate principal amount or liquidation value or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in the Prospectus Supplement, together with the terms of offering of such Offered Securities. Any such Prospectus Supplement will also contain information, as applicable, about certain material United States federal income tax considerations relating to the particular Offered Securities offered thereby.

  PEPCO and/or the Trust may sell the Offered Securities directly, through agents designated from time to time, or through underwriters or dealers. See "Plan of Distribution." If any agents of PEPCO and/or the Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in any related Prospectus Supplement.

  This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                  The date of this Prospectus is May 13, 1998

                             AVAILABLE INFORMATION

  This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by PEPCO and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Declaration (each as defined herein). Reference is made to such Registration Statement and to the exhibits thereto for further information with respect to the Company, the Trust and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

  PEPCO is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning PEPCO can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or by accessing the Commission's World Wide Web site at http://www.sec.gov. The common stock, $1.00 par value, of PEPCO (the "Common Stock") and other securities of PEPCO are listed on the New York Stock Exchange ("NYSE"). Reports, proxy material and other information concerning PEPCO also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  No separate financial statements of the Trust have been included herein. PEPCO does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by PEPCO, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Junior Subordinated Debentures issued by PEPCO, and (iii) PEPCO's obligations described herein and in any accompanying Prospectus Supplement to provide certain indemnities in respect of, and be responsible for, certain costs, expenses, debts and liabilities of the Trust under the Indenture and any supplemental indenture thereto and pursuant to the Declaration, the Preferred Securities Guarantee issued with respect to Preferred Securities, the Junior Subordinated Debentures purchased by the Trust and the Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Junior Subordinated Debentures" and "Description of the Preferred Securities Guarantee."

  The Trust is not currently subject to the informational requirements of the Exchange Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive an exemption therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following document filed with the Commission by PEPCO is incorporated by reference in this Prospectus:

  Annual Report on Form 10-K for the year ended December 31, 1997.

  All documents filed with the Commission by PEPCO pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or therein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

  The Company hereby undertakes to furnish, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such documents should be directed to Ellen Sheriff Rogers, Associate General Counsel, Secretary and Assistant Treasurer, Potomac Electric Power Company, 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, (202) 872-3526.

                        POTOMAC ELECTRIC POWER COMPANY

  Potomac Electric Power Company, a District of Columbia and Virginia corporation, is engaged in the generation, transmission, distribution and sale of electric energy in the Washington, D.C. metropolitan area, including the District of Columbia and major portions of Montgomery and Prince George's Counties in Maryland. It also supplies, at wholesale, electric energy to the Southern Maryland Electric Cooperative, Inc., which distributes electricity in Calvert, Charles, Prince George's and St. Mary's Counties in southern Maryland. PEPCO's wholly owned nonutility subsidiary, Potomac Capital Investment Corporation ("PCI"), was organized in late 1983 to provide a vehicle to conduct PEPCO's ongoing nonutility business and investment programs. PCI's principal investments consist of equipment leases and marketable securities, primarily preferred stock with mandatory redemption features, and real estate. PCI is also involved with activities which provide telecommunication and energy services. The mailing address of PEPCO's executive offices is 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, and its telephone number is (202) 872-2000.

                                   THE TRUST

  The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust executed by PEPCO, as sponsor for the Trust (the "Sponsor"), and the Trustees (as defined herein) of the Trust, as amended and restated from time to time (the "Declaration"), and (ii) the filing of a certificate of trust with the Delaware Secretary of State. The Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds from the sale of the Trust Securities in Junior Subordinated Debentures, and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by PEPCO. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon an event of default under the Declaration with respect thereto, the rights of the holders of the Common Securities to payment in respect of distributions and to payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. PEPCO will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to at least 3 percent of the total capital of the Trust.

  The Trust has a term of approximately 50 years, but may terminate earlier as provided in the Declaration. The Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by PEPCO, as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees. The duties and obligations of the Trustees shall be governed by the Declaration. One or more of the Trustees will be persons who are employees or officers of PEPCO (the "Regular Trustees"). One Trustee will be a financial institution which will be unaffiliated with PEPCO and which shall act as institutional trustee under the Declaration and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Institutional Trustee"). In addition, unless the Institutional Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Trustee will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). PEPCO will pay all fees and expenses related to the Trust and the offering of Trust Securities.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

  The Junior Subordinated Debentures will be issued under an indenture, as it may be supplemented from time to time (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Debt Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the Junior Subordinated Debentures will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. While the following summary of the material terms does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act, all material terms of the Junior Subordinated Debentures are set forth herein and in any Prospectus Supplement relating to the particular Junior Subordinated Debentures being offered thereby.

GENERAL

  The Junior Subordinated Debentures will be unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures which may be issued thereunder and provides that the Junior Subordinated Debentures may be issued from time to time in one or more series.

  The Junior Subordinated Debentures may be distributed pro rata to the holders of the Trust Securities in connection with the liquidation of the Trust upon the occurrence of certain events described in the Prospectus Supplement.

  Reference is made to the Prospectus Supplement relating to the particular Junior Subordinated Debentures being offered thereby for the following terms:
(1) the designation of such Junior Subordinated Debentures; (2) the aggregate principal amount of such Junior Subordinated Debentures; (3) the percentage of their principal amount at which such Junior Subordinated Debentures will be issued; (4) the date or dates on which such Junior Subordinated Debentures will mature and the right, if any, to shorten or extend such date or dates;
(5) the rate or rates, if any, per annum, at which such Junior Subordinated Debentures will bear interest, or the method of determination of such rate or rates; (6) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (7) the right, if any, to extend the interest payment periods and the duration of such extension; (8) provisions, if any, for a sinking purchase or other analogous fund; (9) the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which such Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of PEPCO or the holder; (10) the form of such Junior Subordinated Debentures; and (11) any other specific terms of the Junior Subordinated Debentures.

  The covenants contained in the Indenture would not necessarily afford protection to holders of the Junior Subordinated Debentures in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

  Unless otherwise specified in the Prospectus Supplement, the Junior Subordinated Debentures will be issued in fully registered form without coupons and in denominations of $1,000 and multiples of $1,000. No service charge will be made for any transfer or exchange of the Junior Subordinated Debentures, but the Company or the Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

  Unless otherwise provided in the Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Junior Subordinated Debentures may be surrendered for payment or transferred at the offices of the Debt Trustee as paying and authenticating agent, provided that payment of interest on Junior Subordinated Debentures that are not held by the Trust may be made at the option of PEPCO by check mailed to the address of the person entitled thereto as it appears in the security register.

BOOK-ENTRY JUNIOR SUBORDINATED DEBENTURES

  The Junior Subordinated Debentures of a series may be issued, in whole or in part, in the form of one or more instruments that will be deposited with, or on behalf of, a depositary (the "Global Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series (a "Global Debenture"). In such a case, one or more Global Debentures will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Junior Subordinated Debentures of the series to be represented by such Global Security. Unless and until it is exchanged in whole or in part for Junior Subordinated Debentures in definitive registered form, a Global Debenture may not be registered for transfer or exchange, except as a whole by the Global Depositary to a nominee for such Global Depositary and except in the circumstances described in the Prospectus Supplement.

  The specific terms of the depositary arrangement with respect to any portion of the Junior Subordinated Debentures to be represented by a Global Debenture and a description of the Global Depositary will be provided in the Prospectus Supplement.

SUBORDINATION

  The Junior Subordinated Debentures will be subordinated and junior in right of payment to certain other indebtedness of PEPCO to the extent set forth in the Prospectus Supplement.

CERTAIN COVENANTS OF PEPCO

  If (i) there shall have occurred any event that would constitute an Indenture Event of Default (as defined herein), (ii) PEPCO shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee (as defined herein), or
(iii) PEPCO shall have given notice of its election to defer payments of interest on such Junior Subordinated Debentures by extending the interest payment period as provided in the Supplemental Indenture and such period, or any extension thereof, shall be continuing, then (a) PEPCO shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (y) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by PEPCO of its obligations under any employee benefit plans or any other contractual obligation of PEPCO (other than a contractual obligation ranking pari passu with or junior to the Junior Subordinated Debentures) or (z) the purchase of fractional interests in shares of PEPCO capital stock pursuant to the conversion or exchange provisions of such PEPCO capital stock or the security being converted or exchanged), (b) PEPCO shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by PEPCO which rank pari passu with or junior to such Junior Subordinated Debentures and (c) PEPCO shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee).

  For so long as the Trust Securities remain outstanding, PEPCO will covenant
(i) directly or indirectly to maintain 100 percent ownership of the Common Securities; provided, however, that any permitted successor of PEPCO under the Indenture may succeed to PEPCO's ownership of such Common Securities, (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) otherwise to continue not to be treated as an association taxable as a corporation or a partnership for United States federal income tax purposes and
(iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

LIMITATION ON MERGERS AND SALES OF ASSETS

  PEPCO shall not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any person or entity unless (a) the successor shall be a corporation organized under the laws of any domestic jurisdiction and shall expressly assume the obligations of PEPCO under the Indenture and (b) after giving effect thereto, no default under the Indenture shall have occurred and be continuing under the Indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

  The Indenture provides that any one or more of the following described events which has occurred and is continuing constitutes an event of default with respect to each series of Junior Subordinated Debentures (an "Indenture Event of Default"):

    (a) default for 30 days in payment of any interest on the Junior Subordinated Debentures of that series, when due; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

    (b) default in payment of principal of, or premium, if any, on, the Junior Subordinated Debentures of that series when due either at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such Junior Subordinated Debentures shall not constitute a default for this purpose; or

    (c) default by the Company in the performance of any other of the covenants or agreements in the Indenture which shall not have been remedied for a period of 90 days after notice to PEPCO; or

    (d) certain events of bankruptcy, insolvency or reorganization of PEPCO;
  or

    (e) after Junior Subordinated Debentures are issued to the Trust in connection with the issuance of Trust Securities by the Trust, the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration.

  The Indenture provides that, if an Indenture Event of Default on any series of Junior Subordinated Debentures shall have occurred and be continuing, either the Debt Trustee or the holders of not less than 25 percent in aggregate principal amount of the Junior Subordinated Debentures of such series then outstanding may declare the principal of all such Junior Subordinated Debentures of such series to be due and payable immediately. The holders of a majority in aggregate outstanding principal amount of such series of Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Trustee.

  The holders of a majority in principal amount of the Junior Subordinated Debentures of any or all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee under the Indenture, provided that the holders of the Junior Subordinated Debentures shall have offered to the Debt Trustee reasonable indemnity against expenses and liabilities. Notwithstanding the foregoing, the right of any holder of Junior Subordinated Debentures to receive payment of the principal of and interest on such Junior Subordinated Debentures on or after the due dates therefor, as the same may be extended in accordance with the terms of such Junior Subordinated Debentures, or to institute suit for the enforcement of any such payment provisions, shall not be impaired or affected without the consent of such holder.

  The Indenture requires the annual filing by PEPCO with the Debt Trustee of a certificate as to the absence of defaults under the Indenture.

  The Indenture provides that the Debt Trustee may withhold notice to the holders of a series of Junior Subordinated Debentures of an Indenture Event of Default (except a default in payment of principal of, or of interest or premium on, the Junior Subordinated Debentures) if the Debt Trustee in good faith determines that the withholding of such notice is in the interest of the holders.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures of all series affected by such modification at the time outstanding, and the holders of a majority in aggregate liquidation amount of the related Preferred Securities, to modify the Indenture or any supplemental indenture or the rights of the holders of the Junior Subordinated Debentures; provided that no such modification shall, without the consent of the holders of each Junior Subordinated Debenture (and each Preferred Security, if applicable) affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debenture, or reduce the principal amount thereof or any premium thereon, or reduce any amount payable on redemption thereof, or reduce the rate or extend the time of payment of interest thereon, or make the principal of, or interest or premium on, the Junior Subordinated Debentures payable in any coin or currency other than that provided in the Junior Subordinated Debentures, or impair or affect the right of any holder of Junior Subordinated Debentures to institute suit for the payment thereof or the right of repayment, if any, at the option of the holder, (ii) reduce the aforesaid percentage of Junior Subordinated Debentures the consent of the holders of which is required for any such modification or (iii) otherwise materially adversely affect the interest of the holders of any series of Junior Subordinated Debentures.

DEFEASANCE AND DISCHARGE

  The Indenture provides that PEPCO, at PEPCO's option, will be discharged from any and all obligations in respect of the Junior Subordinated Debentures of a series (except for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace destroyed, lost, stolen or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if PEPCO deposits, in trust with the Debt Trustee or a defeasance agent, money or U.S. government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures. To exercise any such option, PEPCO is required to deliver to the Debt Trustee and the defeasance agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Junior Subordinated Debentures of such series to recognize income, gain or loss for U.S. federal income tax purposes, accompanied by a private letter ruling to that effect received by PEPCO from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service, and (ii) if listed on any national securities exchange, such Junior Subordinated Debentures would not be delisted from such exchange as a result of the exercise of such option.

GOVERNING LAW

  The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

THE DEBT TRUSTEE

  PEPCO and its affiliates maintain certain accounts and other banking relationships with the Debt Trustee and its affiliates in the ordinary course of business. The Debt Trustee also serves as the Preferred Guarantee Trustee and as trustee under other indentures of PEPCO.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Trust may issue only one series of Preferred Securities. The Preferred Securities will have the terms described in the Prospectus Supplement. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act and which will mirror the terms of the Junior Subordinated Debentures held by the Trust and described in the Prospectus Supplement. Reference is made to the Prospectus Supplement for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issuable by the Trust; (iii) the distribution rate (or method of determining such rate) and the date or dates upon which such distributions shall be payable; (iv) whether distributions shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of the Trust to the holders of Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust; (vi) the obligation, if any, of the Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of holders of Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Declaration; (viii) the terms and conditions, if any, upon which the Junior Subordinated Debentures owned by the Trust may be distributed to holders of Preferred Securities; (ix) if applicable, any securities exchange upon which the Preferred Securities shall be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities not inconsistent with the Declaration or with applicable law. All Preferred Securities offered hereby will be guaranteed by PEPCO to the extent set forth below under "Description of the Preferred Securities Guarantee." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement.

  In connection with the issuance of Preferred Securities, the Trust will issue one series of Common Securities. The Declaration authorizes the Regular Trustees of the Trust to issue on behalf of the Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. Except for voting rights, the terms of the Common Securities will be substantially identical to the terms of the Preferred Securities and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Trustees of the Trust. All of the Common Securities of the Trust will be owned directly or indirectly by PEPCO.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

  PEPCO will execute and deliver the Preferred Securities Guarantee for the benefit of the holders from time to time of Preferred Securities. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under the Preferred Securities Guarantee for purposes of the Trust Indenture Act (the "Preferred Guarantee Trustee"). The terms of the Preferred Securities Guarantee will be those set forth in the Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. While the following summary of the material terms of the Preferred Securities Guarantee does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act, all material terms of the Preferred Securities Guarantee are set forth herein and in the Prospectus Supplement relating to the particular Preferred Securities being offered thereby. The Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

  Pursuant to the Preferred Securities Guarantee, PEPCO will agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities, the Guarantee Payments (as defined herein), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments with respect to Preferred Securities to the extent not paid by the Trust (the "Guarantee Payments"), will be covered by the Preferred Securities Guarantee (without duplication):
(i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent the Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions to the date of payment (the "Redemption Price"), to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of such Preferred Securities in liquidation of the Trust. The redemption price and liquidation amount will be fixed at the time the Preferred Securities are issued. PEPCO's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by PEPCO to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

  The Preferred Securities Guarantee will not apply to any Guarantee Payment, except to the extent the Trust shall have funds available therefor. If PEPCO does not make interest payments on the Junior Subordinated Debentures purchased by the Trust, the Trust will not pay distributions on the Preferred Securities issued by the Trust and will not have funds available therefor.

  The Preferred Securities Guarantee, when taken together with PEPCO's obligations under the Junior Subordinated Debentures, the Indenture, and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by PEPCO of payments due on the Preferred Securities.

  PEPCO has also agreed separately to guarantee irrevocably and unconditionally the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Preferred Securities Guarantee, except that upon an event of default under the Declaration, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF PEPCO

  In the Preferred Securities Guarantee, PEPCO will covenant that, so long as any Preferred Securities issued remain outstanding, if there shall have occurred any event that would constitute an event of default under the Preferred Securities Guarantee or the Declaration, or if PEPCO has exercised its option to defer interest payments on the Junior Subordinated Debentures by extending the interest payment period and such period or extension thereof shall be continuing, then (a) PEPCO shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by PEPCO of its obligations under any employee benefit plans or any other contractual obligation of PEPCO (other than a contractual obligation ranking pari passu with or junior to the Junior Subordinated Debentures) or
(ii) the purchase of fractional interests in shares of PEPCO capital stock pursuant to the conversion or exchange provisions of such PEPCO capital stock or the security being converted or exchanged), (b) PEPCO shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by PEPCO which rank pari passu with or junior to such Junior Subordinated Debentures and (c) PEPCO shall not make any guarantee payments with respect to the foregoing (other than pursuant to such Preferred Securities Guarantee).

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEE; ASSIGNMENT

  Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no consent will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of PEPCO and shall inure to the benefit of the holders of the Preferred Securities then outstanding. Except in connection with any merger or consolidation of PEPCO with or into another entity or any sale, transfer or lease of PEPCO's assets to another entity, each as permitted by the Indenture, PEPCO may not assign its rights or delegate its obligations under such Preferred Securities Guarantee without the prior approval of the holders of at least a majority in liquidation amount of the outstanding Preferred Securities.

TERMINATION

  The Preferred Securities Guarantee will terminate as to the Preferred Securities (a) upon full payment of the Redemption Price of all Preferred Securities, (b) upon distribution of the Junior Subordinated Debentures held by the Trust to the holders of the Trust Securities or (c) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. Notwithstanding the foregoing, the Preferred Securities

Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENTS OF DEFAULT

  An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

  The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. Any holder of Preferred Securities may institute a legal proceeding directly against PEPCO to enforce the Preferred Guarantee Trustee's rights and the obligations of PEPCO under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

  The Preferred Securities Guarantee will constitute an unsecured obligation of PEPCO and will rank (i) subordinate and junior in right of payment to all other liabilities of PEPCO, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by PEPCO and with any guarantee now or hereafter entered into by PEPCO in respect of any preferred or preference stock of any affiliate of PEPCO, and (iii) senior to the Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

  The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against PEPCO to enforce its rights under the Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

  The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the Preferred Securities Guarantee and after the curing of any such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee. After such a default has occurred (of which a responsible officer of the Preferred Guarantee Trustee has actual knowledge) and is continuing, the Preferred Guarantee Trustee is required to exercise the rights and powers vested in it by the Preferred Securities Guarantee using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  PEPCO and its affiliates maintain certain accounts and other banking relationships with the Preferred Guarantee Trustee and its affiliates in the ordinary course of business. The Preferred Guarantee Trustee also serves as the Debt Trustee and as trustee under other indentures of PEPCO.

GOVERNING LAW

  The Preferred Securities Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

                             PLAN OF DISTRIBUTION

  PEPCO and the Trust may sell the Offered Securities in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents and (iii) through underwriters or dealers.

  Offers to purchase Offered Securities may be solicited directly by PEPCO and/or the Trust, as the case may be, or by agents designated by PEPCO and/or the Trust, as the case may be, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by PEPCO to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for PEPCO in the ordinary course of business.

  If an underwriter or underwriters are utilized in the sale, PEPCO will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make releases of the Offered Securities in respect of which this Prospectus is delivered to the public.

  If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, PEPCO and/or the Trust, as the case may be, will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement. Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by PEPCO and/or the Trust, as the case may be, against certain liabilities, including liabilities under the Securities Act.

  Underwriters, agents or their controlling persons may engage in transactions with and perform services for PEPCO in the ordinary course of business.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Trust by Skadden, Arps, Slate, Meagher & Flom LLP, Wilmington, Delaware, special Delaware counsel to the Trust. The validity of the Junior Subordinated Debentures and the Preferred Securities Guarantee and certain legal matters relating thereto will be passed upon for the Company by Covington & Burling, Washington, D.C.. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPEC-TUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY POTOMAC ELECTRIC POWER COMPANY, THE TRUST OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF POTOMAC ELECTRIC POWER COMPANY OR THE TRUST SINCE THE DATE THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                   ---------

                               TABLE OF CONTENTS

                                                                         PAGES
                         PROSPECTUS SUPPLEMENT                           -----
Incorporation of Certain Documents by Reference.........................  S-4
Risk Factors............................................................  S-5
Potomac Electric Power Company..........................................  S-9
The Trust...............................................................  S-9
Selected Financial Information.......................................... S-11
Ratios of Earnings to Fixed Charges .................................... S-12
Accounting Treatment.................................................... S-12
Use of Proceeds......................................................... S-12
Description of the Preferred Securities................................. S-13
Description of the Guarantee............................................ S-23
Description of the Junior Subordinated Debentures....................... S-23
Effect of Obligations Under the Junior Subordinated Debentures and the
 Guarantee.............................................................. S-29
United States Federal Income Taxation................................... S-30
ERISA Considerations.................................................... S-33
Underwriting............................................................ S-34
Experts................................................................. S-36
                               PROSPECTUS
Available Information...................................................    2
Incorporation of Certain Documents by Reference.........................    3
Potomac Electric Power Company..........................................    3
The Trust...............................................................    4
Description of the Junior Subordinated Debentures.......................    4
Description of the Preferred Securities.................................    8
Description of the Preferred Securities Guarantee.......................    9
Plan of Distribution....................................................   12
Legal Matters...........................................................   12
Experts.................................................................   12

                        5,000,000 PREFERRED SECURITIES

                    POTOMAC ELECTRIC POWER COMPANY TRUST I

                            7 3/8% TRUST ORIGINATED
                            PREFERRED SECURITIES/SM/
                                  ("TOPRS/SM/")

                           FULLY AND UNCONDITIONALLY
                                 GUARANTEED BY

                        POTOMAC ELECTRIC POWER COMPANY

                              -------------------

                             PROSPECTUS SUPPLEMENT

                              -------------------

                              MERRILL LYNCH & CO.
                           A.G. EDWARDS & SONS, INC.
                           PAINEWEBBER INCORPORATED
                      PRUDENTIAL SECURITIES INCORPORATED
                             SALOMON SMITH BARNEY


                                 MAY 14, 1998

  /SM/"TRUST ORIGINATED PREFERRED SECURITIES" AND "TOPRS" ARE SERVICE MARKS OF
                              MERRILL LYNCH & CO.

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